Filed Pursuant to Rule 433

Registration No. 333-194059

FINAL TERM SHEET

Philip Morris International Inc.

Dated May 3, 2016

2.000% Notes due 2036

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	2.000% Notes due 2036 (the “Notes”)

Aggregate Principal Amount:	€500,000,000

Maturity Date:	May 9, 2036

Coupon:	2.000%

Interest Payment Dates:	Annually on May 9, commencing May 9, 2017

Price to Public:	99.560% of principal amount

Underwriting Discount:	0.400%

Net Proceeds:	€495,800,000 (before expenses)

Benchmark Security:	DBR 4.750% due July 2034

Benchmark Security Yield:	0.664%

Spread to Benchmark Security:	+136.3 basis points

Re-Offer Yield:	2.027%

Mid-Swap Yield:	1.127%

Spread to Mid-Swap Yield:	+90 basis points

Optional Redemption:	Prior to February 9, 2036: Make-whole redemption at Comparable Government Bond Rate plus 20 bps On or after February 9, 2036: Redemption at par

Settlement Date (T+4):	May 9, 2016

Common Code / CUSIP /ISIN:	Common Code: 140842176 CUSIP Number: 718172 BV0 ISIN Number: XS1408421763

Listing:	Application will be made to list the Notes on the New York Stock Exchange

Joint Book-Running Managers:	Banco Santander, S.A. Barclays Bank PLC Goldman, Sachs & Co. Société Générale

Joint Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A. UBS Limited

Allocations:	2036 Notes

Banco Santander, S.A.	€117,500,000
Barclays Bank PLC	117,500,000
Goldman, Sachs & Co.	117,500,000
Société Générale	117,500,000
Banco Bilbao Vizcaya Argentaria, S.A.	15,000,000
UBS Limited	15,000,000

Total	€500,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at 1-888-603-5847 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.